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                                                        EXECUTION COPY









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                        STOCKHOLDERS AGREEMENT

                             by and among

              LAZARD FRERES REAL ESTATE INVESTORS L.L.C.

                                  and

                    PROMETHEUS ASSISTED LIVING LLC

                                  and

                       ARV ASSISTED LIVING, INC.


                              dated as of

                            July 14, 1997




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                           TABLE OF CONTENTS

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                               ARTICLE 1

Definitions.........................................................1
     Section 1.1  "Adjusted Fully Diluted"..........................1
     Section 1.2  "Affiliate" ......................................1
     Section 1.3  "Agreement".......................................2
     Section 1.4  "Beneficially Own"................................2
     Section 1.5  "Board"...........................................2
     Section 1.6  "Buyer"...........................................2
     Section 1.7  "Code"............................................2
     Section 1.8  "Company".........................................2
     Section 1.9  "Company Charter".................................2
     Section 1.10  "Company Common Stock"...........................2
     Section 1.11  "Control"........................................2
     Section 1.12  "Convertible Debt"...............................2
     Section 1.13  "Covered Transaction"............................2
     Section 1.14  "Director".......................................2
     Section 1.15  "Early Standstill Termination Event".............2
     Section 1.16  "Exercise Notice"................................2
     Section 1.17  "Extraordinary Transaction"......................2
     Section 1.18  "Fully Diluted Basis"............................3
     Section 1.19  "Government Authority"...........................3
     Section 1.20  "Group"..........................................3
     Section 1.21  "Investor".......................................3
     Section 1.22  "Investor Nominees"..............................3
     Section 1.23  "Key Committees".................................3
     Section 1.24  "Management".....................................3
     Section 1.25  "1933 Act".......................................3
     Section 1.26  "1934 Act".......................................3
     Section 1.27  "Nominating Committee"...........................3
     Section 1.28  "Participation Notice"...........................3
     Section 1.29  "person".........................................4
     Section 1.30  "Stockholder Approval"...........................4
     Section 1.31  "Stockholder Approval Date"......................4
     Section 1.32  "Standstill Period"..............................4
     Section 1.33  "Stock Purchase Agreement".......................4
     Section 1.34  "Termination Event"..............................4
     Section 1.35  "13D Group"......................................4
     Section 1.36  "Transfer".......................................4
     Section 1.37  "Voting Securities"..............................4

                               ARTICLE 2

Board of Directors..................................................4
     Section 2.1  Members of the Board..............................4
     Section 2.2  Committee Representation; Subsidiary Boards.......5
     Section 2.3  Vacancies.........................................7
     Section 2.4  Officers..........................................7
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                               ARTICLE 3

Voting and Participation Rights.....................................7
     Section 3.1  Voting Rights.....................................7
     Section 3.2  Participation Rights..............................7

                               ARTICLE 4

Standstill Provisions..............................................10
     Section 4.1  Standstill Period................................10
     Section 4.2  Restrictions During Standstill Period............11
     Section 4.3  Restrictions on Transfer.........................12
     Section 4.4  Notice to Company................................12
     Section 4.5  Compliance with Insider Trading Policy...........13
     Section 4.6  Investment Company Matters.......................13
     Section 4.7  Waiver of Restrictions and Limits................13

                               ARTICLE 5

Additional Covenants...............................................13
     Section 5.1  Restrictions on Investments......................13
     Section 5.2  Additional Transfer Restrictions.................13

                               ARTICLE 6

Miscellaneous......................................................14
     Section 6.1  Counterparts.....................................14
     Section 6.2  Governing Law....................................14
     Section 6.3  Entire Agreement.................................14
     Section 6.4  Expenses.........................................14
     Section 6.5  Notices..........................................14
     Section 6.6  Successors and Assigns...........................15
     Section 6.7  Headings.........................................15
     Section 6.8  Amendments and Waivers...........................16
     Section 6.9  Interpretation; Absence of Presumption...........16
     Section 6.10  Severability....................................16
     Section 6.11  Further Assurances..............................16
     Section 6.12  Specific Performance............................16
     Section 6.13  Investor Breach.................................16
     Section 6.14  Confidentiality.................................17
     Section 6.15  Public Announcements............................17




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                         THIS STOCKHOLDERS AGREEMENT (the
                    "Agreement"), dated as of July 14, 1997, is made by and between Lazard Freres Real Estate Investors L.L.C., a New York limited liability company (the "Advancing Party"), Prometheus Assisted Living
                    LLC, a Delaware limited liability company (the "Buyer"), and ARV Assisted Living, Inc., a California corporation (the "Company").
                    Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as hereinafter defined).


                               RECITALS:

          WHEREAS, the Company, the Buyer and the Advancing Party have entered into a Stock Purchase Agreement, dated as of July 14, 1997 (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to sell, and the Buyer has agreed to purchase, certain shares of common stock, no par value, of the Company (the "Company Common
Stock") upon the terms and subject to the conditions set forth therein;

          WHEREAS, it is a condition to the transactions contemplated by the Stock Purchase Agreement and the parties believe it to be in their best interests that they enter into this Agreement and provide for certain rights and restrictions with respect to the investment by Investor (as hereinafter defined) in the Company and the corporate governance of the Company; and

          WHEREAS, the Company and the Buyer believe that the combination in a strategic partnership of the leadership, expertise and experience in the development of assisted living facilities and operations of the Company and the investment and capital markets expertise and access to capital of the Buyer and its Affiliates will significantly enhance the Company's ability to pursue its growth and operating strategies;


          NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby, agree as follows:


                               ARTICLE 1

                              Definitions

          As used in this Agreement, the following terms shall have the following respective meanings:

          Section 1.1 "Adjusted Fully Diluted" basis shall mean on a Fully Diluted Basis, except that shares of Common Stock issuable upon conversion of the Convertible Debt or upon exercise of options granted under management benefit plans shall not be included.

          Section 1.2 "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the 1934 Act, and as in effect on the date hereof.

          Section 1.3 "Agreement" shall have the meaning set forth in the first paragraph hereof.

          Section 1.4 "Beneficially Own" shall mean, with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the 1934 Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that all of the shares of Company Common Stock which the Buyer has agreed to purchase under the Stock Purchase Agreement but which have not yet been purchased shall be deemed to be Beneficially Owned by Investor until the Remaining Equity Commitment is zero.

          Section 1.5 "Board" shall mean the board of directors of the Company.

          Section 1.6 "Buyer" shall have the meaning set forth in the first paragraph hereof.

          Section 1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder.

          Section 1.8 "Company" shall have the meaning set forth in the first paragraph hereof.

          Section 1.9 "Company Charter" shall have the meaning set forth in the Stock Purchase Agreement.

          Section 1.10 "Company Common Stock" shall have the meaning set forth in the second paragraph hereof.

          Section 1.11 "Control" shall mean with respect to any person, the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "Controlled" shall have a correlative meaning.

          Section 1.12 "Convertible Debt" shall mean the Company's 6-3/4% Convertible Subordinated Notes due 2006.

          Section 1.13 "Covered Transaction" shall have the meaning set forth in Section 4.1.

          Section 1.14 "Director" shall mean a member of the Board.

          Section 1.15 "Early Standstill Termination Event" shall have the meaning set forth in Section 4.1.

          Section 1.16 "Exercise Notice" shall have the meaning set forth in Section 3.2(b).



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          Section 1.17 "Extraordinary Transaction" shall mean (a) any merger, consolidation, sale of a material portion of the Company's assets, recapitalization, other business combination, liquidation, or other similar action out of the ordinary course of business of the Company, or (b) any issuance of securities to any person or Group requiring stockholder approval in accordance with the guidelines of the NASDAQ National Market (or any stock exchange on which the Company Common Stock is then listed) as to such matters, as in effect as of the date of the Stock Purchase Agreement.

          Section 1.18 "Fully Diluted Basis" shall mean then outstanding Company Stock plus any shares of stock or other equity or debt exchangeable for Company Stock and any shares of stock or other equity or debt the holders of which have the right to vote with the stockholders of the Company on any matter, and shall include the Convertible Debt, the instruments listed in Schedule 3.3(a) of the Stock Purchase Agreement and Company Stock issuable under option or other equity-incentive plans listed on Schedule 3.13(b) of the Stock Purchase Agreement and awards issued pursuant thereto.

          Section 1.19 "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

          Section 1.20 "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the 1934 Act.

          Section 1.21 "Investor" shall mean the Buyer, and shall also include any permitted assignee of the Buyer pursuant to the Stock Purchase Agreement and, for purposes only of the provisions of the Registration Rights Agreement, any bona fide financial institution to which any Investor has Transferred (including upon foreclosure of a pledge) shares of Company Common Stock for the purpose of securing bona fide indebtedness of any Investor and which has agreed to be bound by this Agreement.

          Section 1.22 "Investor Nominees" shall have the meaning set forth in Section 2.1(a).

          Section 1.23 "Key Committees" shall have the meaning set forth in Section 2.2(a).

          Section 1.24 "Management" of the Company shall include, without limitation, the Company's Chairman.

          Section 1.25 "1933 Act" shall mean the Securities Act of 1933, as amended.

          Section 1.26 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          Section 1.27 "Nominating Committee" shall mean a committee of the Board composed of three members, one of whom is an Investor Nominee, one of whom is an independent director designated by the Nominating Committee and one of whom is a designee of management of the Company). The initial members of the Nominating Committee shall be Gary L. Davidson, Robert P. Freeman, and John J. Rydzewski.

          Section 1.28 "Participation Notice" shall have the meaning set forth in Section 3.2(b).

          Section 1.29 "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

          Section .30 "Stockholder Approval" shall have the meaning set forth in the Stock Purchase Agreement.

          Section 1.31 "Stockholder Approval Date" shall mean the date on which a duly called and held meeting of stockholders of the Company is held at which meeting (i) a quorum is present and (ii) Stockholder Approval is obtained.

          Section 1.32 "Standstill Period" shall have the meaning set forth in Section 4.1(a).

          Section 1.33 "Stock Purchase Agreement" shall have the meaning set forth in the second paragraph hereof.

          Section 1.34 "Termination Event" shall mean the date on which the Remaining Equity Commitment is zero and either (i) the Buyer no longer Beneficially Owns a number of shares of Company Common Stock equal to at least 5% of the outstanding Company Common Stock, on a Fully Diluted Basis or (ii) the Buyer no longer Beneficially Owns Company Common Stock having an aggregate market value of at least $25,000,000.

          Section 1.35 "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the 1934 Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

          Section 1.36 "Transfer" shall have the meaning set forth in
Section 4.3.

          Section 1.37 "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.


                               ARTICLE 2

                          Board of Directors

          Section 2.1 Members of the Board

          (a) Subject to the right of the Nominating Committee to approve nominees for Director as set forth in Section 2.2(a), from and after the Stockholder Approval Date, if any, the Company shall amend its By-laws, and the Company and Investor will take all actions necessary to cause the Board to be structured to consist of eleven members, of which four members will be designees of Investor (at least one in each class of the Board) (the "Investor Nominees"), and the Company and Investor will take all actions necessary to cause such nominees to become members of the Board as soon as practicable after the Stockholder Approval Date. If necessary to effectuate the placement of Investor Nominees on the Board, the Company shall solicit the resignations of the appropriate number of Directors to the extent necessary to permit the Investor Nominees to serve. Thereafter, at each annual or special meeting of stockholders of the Company at, or the taking of action by written consent of stockholders of the Company with respect to which any class of Directors is to be elected, Investor shall have the right (but not obligation) pursuant to this Agreement and pursuant to the By-laws of the Company to designate nominees to the Board (subject to right of the Nominating Committee to approve nominees for Director as set forth in Section 2.2(a)) such that Investor shall have on the Board of Directors a number of representatives equal to a percentage of the total number of members of the Board of Directors that is equal to the percentage of Company Common Stock Beneficially Owned by Investor, on a Fully Diluted Basis; provided, however, that (i) if the Investor would be entitled to a fractional number of representatives, the Investor shall instead be entitled to a number of representatives equal to the next higher number, (ii) in no event shall the Investor be entitled to more than four representatives and (iii) after the occurrence of a Termination Event, if any, Investor shall not be entitled to any representatives on the Board of Directors.

          (b) Investor will not name any person as an Investor Nominee if (i) such person is not reasonably experienced in business, financial or real estate matters, (ii) such person has been convicted of, or has pled nolo contendere to a felony, (iii) the election of such person would violate any law, or (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred with respect to such person. Investor shall use its reasonable efforts to afford the independent directors of the Company a reasonable opportunity to meet any individual that Investor is considering naming as an Investor Nominee.

          (c) Subject to the right of the Nominating Committee to approve nominees for Director as set forth in Section 2.2(a), the Company will support the nomination of and the election of each Investor Nominee to the Board, and the Company will exercise all authority under applicable law to cause each Investor Nominee to be elected to the Board. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall use its reasonable efforts to solicit from the stockholders of the Company eligible to vote in the election of Directors proxies in favor of each Investor Nominee.

          (d) During the period that Investor shall have the right to designate nominees to the Board under this Agreement, the number of Directors on the Board shall not exceed eleven members at any time.

          (e) If Investor's right to nominate directors to the Board is reduced, Investor shall cause the applicable number of its Investor Nominees to immediately resign (regardless of the remaining term, if any) from the Board.

          (f) It is hereby agreed that any decision to take or omit to take any action on the Company's behalf with respect to any transaction or agreement involving or relating to Investor, including the timing and amounts of Stock Purchases under the Stock Purchase Agreement, shall be subject only to the approval of a majority of non-

Investor Nominee Directors, notwithstanding the supermajority provisions of the Company Charter and the By-laws required by the Stock Purchase Agreement but subject to the provisions of Section 5.10 of the Stock Purchase Agreement.

          Section 2.2 Committee Representation; Subsidiary Boards

          (a) During such time as Investor is entitled pursuant to
     Section 2.1(a) to have at least four Investor Nominees on the Board, the Company shall amend its By-laws to provide that, unless Investor chooses not to exercise its rights under this
     Section 2.2(a), at least one Director who is an Investor Nominee shall serve on each of the audit committee, the compensation committee, any special committee(s) of the Board, and any other committees which shall be charged with exercising substantial authority on behalf of the Board (other than any committee charged with the approval of the transactions contemplated by the Stock Purchase Agreement or this Agreement, or any committee charged with evaluating any Competing Transaction) (the foregoing, together with the Executive Committee, the "Key Committees"). As contemplated by the Stock Purchase Agreement, Investor will have the right to have two Directors designated by it serve on the Board's Executive Committee.

          During such time as Investor is entitled to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(a), at least one Director who is an Investor Nominee shall serve on the Nominating Committee of the Board. In addition, the Company's By-laws shall be amended to provide that (i) the unanimous consent of the Nominating Committee shall be required prior to the appointment of a Chairman, Chief Executive Officer or President of the Company, (ii) the Board of Directors of the Company shall not make any recommendation or appointment for Directors who are Chairman, Chief Executive Officer or President without the unanimous approval of the Nominating Committee as set forth herein and (iii) notwithstanding (ii) above, all nominees to the Board of Directors (other than Investor Nominees) will require the unanimous approval of the Nominating Committee. If the Nominating Committee cannot, after a reasonable period of good faith discussions (not to exceed 30 days), unanimously agree on a nominee pursuant to the foregoing clause (iii), the nomination will be referred to the entire Board of Directors, which shall decide the matter based on a simple majority vote notwithstanding the supermajority provisions of the Company Charter and the By-laws required by the Stock Purchase Agreement.

          Notwithstanding the foregoing, if none of the Directors who are Investor Nominees would be considered "independent" of the Company, "disinterested," "non-employee directors" and "outside directors" (i) for purposes of any applicable rule of NASDAQ National Market or any securities exchange or other self-regulating organization (such as the National Association of Securities Dealers) requiring that members of the audit committee of the Board be independent of the Company, (ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board charged with responsibility for such plan or arrangement be "independent" of the Company, "disinterested," "non- employee directors" or "outside directors," or (iii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and any of Investor, its Affiliates or any Group of which Investor is a member or such other transaction or potential transaction which would involve an actual or potential conflict of interest on the part of the Directors who are Investor Nominees, then a Director who is an Investor Nominee shall not be required to be appointed to any such committee; provided, however, that the committees of the Board shall be organized such that, to the extent practicable, the only items to be considered by a Key Committee on which no Director who is an Investor Nominee may serve will be those items which prevent the Director who is an Investor Nominee from serving on such Key Committee. Any members of any Key Committee who are Investor Nominees shall, in the event of any vacancy in such membership, be replaced by a Director who is an Investor Nominee elected by a majority of the directors who are Investor Nominees.

          (b) During such time as Investor is entitled pursuant to
     Section 2.1(a) to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(b), one individual designated by Investor shall serve as a member of the board of directors or comparable governing body of each Subsidiary of the Company, if any, that is a corporation or other person with a board of directors or board of trustees.

          Section 2.3 Vacancies. In the event that any Investor Nominee shall cease to serve as a Director for any reason other than the fact that Investor no longer has a right to nominate a Director, as provided in Section 2.1(a), the vacancy resulting thereby shall be filled by an Investor Nominee designated by Investor; provided, however, that any Investor Nominee so designated shall satisfy the qualification requirements set forth in Section 2.1(b).

          Section 2.4 Officers. The Investor agrees to cooperate with the Company in connection with the negotiation, execution and delivery of employment agreements between the Company and certain key employees of the Company.


                               ARTICLE 3

                    Voting and Participation Rights

          Section 3.1 Voting Rights. Subject to the provisions of this
Section 3.1, Investor may vote the shares of Company Stock which it owns in its sole and absolute discretion. During the Standstill Period the Advancing Party, the Buyer and Investor and any of their Controlled Affiliates will vote all shares of Company Common Stock owned by any of them that represent aggregate ownership in excess of 49.9% of the outstanding shares of Company Common Stock, in one of the following two manners, at their option: (x) in accordance with the recommendation of the Board, or (y) proportionally in accordance with the votes of the other holders of Company Common Stock. Notwithstanding anything to the contrary in the foregoing, during the Standstill Period, the Advancing Party, the Buyer and Investor and any of their Controlled Affiliates shall vote all shares of Company Common Stock owned by any of them in favor of the election of Directors nominated by the Nominating Committee or the Board, as set forth in
Section 2.1(a).

          Section 3.2 Participation Rights

          (a) Rights to Participate. From and after the date hereof until a Termination Event, if any, Investor shall be entitled to a participation right to purchase or subscribe up to that number of additional shares of capital stock (including as "capital stock" for purposes of this Section 3.2, any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of any character that is convertible into or exchangeable or redeemable for shares of capital stock of the Company or any Subsidiary (and all references in this Section 3.2 to capital stock shall, as appropriate, be deemed to be references to any such securities), and also including additional shares of capital stock to be issued pursuant to the conversion, exchange or redemption of any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of a character that is convertible into or exchangeable or redeemable for shares of capital stock, as if the price at which such additional shares of capital stock is issued pursuant to any such conversion, exchange or redemption were the market price on the date of such issuance) to be issued or sold by the Company which represents the same proportion (the "shareholder percentage") of the total number of shares of capital stock to be issued or sold by the Company (including the shares of capital stock to be issued to Investor upon exercise of its participation rights hereunder; it being understood and agreed that the Company will accordingly be required to either increase the number of shares of capital stock to be issued or sold so that Investor may purchase additional shares to maintain its proportionate interest, or to reduce the number of shares of capital stock to be issued or sold to Persons other than Investor) as is represented by the number of shares of Company Common Stock owned by Investor prior to such sale or issuance (and including for this purpose any shares of Company Common Stock to be acquired pursuant to the Stock Purchase Agreement, but not yet issued) relative to the number of shares of Company Common Stock outstanding prior to such sale or issuance (and including for this purpose any shares of Company Common Stock to be acquired pursuant to the Stock Purchase Agreement, but not yet issued) (but in no event more than 49.9% of the total number of shares of capital stock to be issued or sold by the Company at all subsequent offerings); provided, however, that the provisions of this Section 3.2 shall not to apply to (i) the issuance or sale by the Company of any of its capital stock issued to the Company or any of its Subsidiaries or pursuant to options, rights or warrants or other commitments or securities in effect or outstanding on the date of the Stock Purchase Agreement (including without limitation, any options issued or to be issued pursuant to the Employment Agreements), (ii) the issuance of capital stock pursuant to the conversion, exchange or redemption of any other capital stock, but shall, without limitation, apply to the issuance by the Company of any of its capital stock pursuant to benefit, option, stock purchase, or other similar plans or arrangements, including pursuant to or upon the exercise of options, rights, warrants, or other securities or agreements (including those issued pursuant to the Company's benefit plans) and (iii) the issuance of stock for consideration other than cash; provided further, however, that in the case of debt securities of the Company that entitle the Investor to participation rights hereunder, such participation rights shall apply only to the issuance of such debt securities, i.e., the Investor shall have participation rights with respect to such debt securities, and shall have whatever conversion rights to which holders of such debt securities are entitled, but shall have no other participation rights with respect thereto and the Investor shall only have the right to acquire such debt securities themselves. Notwithstanding the foregoing, any participation rights provided for in this Section which arise as a result of the exception contained in clause (ii) of the preceding sentence shall be deferred until such time as participation rights shall otherwise arise under this Section
3.2. The provisions of this Section 3.2 shall apply to the Convertible Debt only upon conversion, in which event the Company agrees from time to time to issue the number of additional shares necessary to permit the Buyer to maintain its shareholder percentage (as defined above), provided that the purchase price for such shares shall be the closing price of the Company Common Stock on the date of each such conversion; provided further that the Company shall provide the Buyer within 15 days after the end of each calendar quarter with a schedule of the conversions during such quarter (and the related closing prices for the Common Stock on the dates of conversion), the number of additional shares of Common Stock the Buyer is entitled to purchase hereunder and the purchase price therefor; provided further that Buyer shall have until 15 days after receipt of such schedule to purchase such additional shares. Any conversion or exercise of securities acquired by Investor pursuant to this Section 3.2 shall be deferred by Investor if it would result in Investor's share percentage exceeding 49.9%.

          (b) Notice. In the event the Company proposes to issue or sell any shares of capital stock in a transaction giving rise to the participation rights provided for in this Section, the Company shall send a written notice (the "Participation Notice") to Investor setting forth the number of shares of such capital stock of the Company that the Company proposes to sell or issue, the price (before any commission or discount) at which such shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participating Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for Investor to determine whether or not to exercise the rights granted in this Section. At any time within 20 days after its receipt of the Participation Notice, Investor may exercise its participation rights to purchase or subscribe for shares of such shares of capital stock, as provided for in this Section, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that the Investor elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Section.

          (c) Abandonment of Sale or Issuance. The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Section, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Section shall become null and void, and the Company shall have no liability or obligation to Investor or any Affiliate thereof who has acquired shares of Company Stock pursuant to the Stock Purchase Agreement or from Investor with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

          (d) Terms of Sale. The purchase or subscription by Investor or an Affiliate thereof, as the case may be, pursuant to this Section shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional shares of capital stock of the Company whose purchases or subscriptions give rise to the participation rights (except that the price to Investor to make such purchase or subscription shall be net of payment of any underwriting, placement agent or similar fee associated with such purchase or subscription), which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than of (i) 110% of the estimated price set forth in the relevant Participation Notice, and (ii) the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by Investor to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement.

          (e) Timing of Sale. If, with respect to any Participation Notice, Investor fails to deliver an Exercise Notice within the requisite time period, the Company shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell not more than 110% of the number of shares of capital stock of the Company described in the Participation Notice (plus, in the event such shares are to be sold in an underwritten public offering, an additional number of shares of capital stock of the Company, not in excess of 15% of 110% of the number of shares of capital stock of the Company described in the Participation Notice, in respect of any underwriters over allotment option) and not less than 90% of the number of shares of capital stock of the Company described in the Participation Notice at a price of not less than 90% of the estimated price set forth in the Participation Notice. If, at the end of 120 days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company has not completed the sale or issuance of capital stock of the Company in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), or in the event of any contemplated sale or issuance within such 120-day period but outside such price parameters, the Company shall again be obligated to comply with the provisions of this Section with respect to, and provide the opportunity to participate in, any proposed sale or issuance of shares of capital stock of the Company; provided, however, that notwithstanding the foregoing, if the price at which such capital stock is to be sold in an underwritten offering (or a privately placed offering in which the price is not less than 97% of the most recent closing price at the time of the pricing of the offering) is not at least 90% of the estimated price set forth in the Participation Notice, the Company may inform Investor of such fact and Investor shall be entitled to elect, by written notice delivered within two Business Days following such notice from the Company, to participate in such offering in accordance with the provisions of this
Section 4.2.



                               ARTICLE 4

                         Standstill Provisions

          Section 4.1 Standstill Period. The "Standstill Period" shall be the period commencing on the date of this Agreement and ending on the earlier of (x) the third anniversary of the Stockholder Approval Date or (y) the earliest of:

          (i) the occurrence of any event of default on the part of the Company or any Subsidiary under any debt agreements, instruments or arrangements that would reasonably be expected to result in a Material Adverse Effect, and, in the case of a non-monetary event of default, which event of default cannot be, or is not, cured by the Company within the applicable cure period under such debt agreement, instrument or arrangement and that would reasonably be expected to result in a Material Adverse Effect;

          (ii) the authorization by the Company or the Board or any committee thereof (with all Investor Nominees abstaining or voting against) of the solicitation of offers or proposals or indications of interest with respect to any merger, consolidation, other business combination, liquidation, sale of the Company or all or substantially all of the assets of the Company or any other change of control of the Company or similar extraordinary transaction, but excluding any merger, consolidation or other business combination in which the Company is the surviving and acquiring corporation and in which the business or assets so acquired do not, or would not reasonably be expected to, have a value greater than 50% of the assets of the Company prior to such merger, consolidation or other business combination (any of the foregoing, a "Covered Transaction");

          (iii) the written submission by any person or Group other than Investor or any Affiliate thereof of a proposal to the Company (including to the Board or any agent, representative or Affiliate of the Company ) with respect to, or otherwise expressing an interest in pursuing, a Covered Transaction; provided, however, that the Standstill Period shall not terminate pursuant to this Section 4.1(a)(iii), if, as soon as practicable after receipt of any such proposal, the Board determines that such proposal is not in the best interest of the Company and its stockholders and for so long as the Board continues to reject such proposal as a result of such determination;

          (iv) in connection with any actual or proposed Covered Transaction, the removal of any rights plan, provisions of the Company Charter relating to staggered terms of office for directors, provisions of the Company Charter or the By-laws of the Company relating to supermajority voting of the Company's stockholders, "excess share" provisions of the Company Charter or the By-laws of the Company, or any other similar arrangements, agreements, commitments or provisions in the Company Charter or the By-laws of the Company which would reasonably be expected to impede the consummation of such actual or proposed Covered Transaction by action of any Government Authority, the Board, the stockholders of the Company or otherwise;

          (v) 90 days after the occurrence of a Termination Event;

          (vi) any material violation of any material covenant of the Company set forth in Section 5.5 of the Stock Purchase Agreement;

          (vii) any breach by the Company of the Stock Purchase Agreement (other than as contemplated by clause (vi) above) which is neither cured nor desisted from within 30 days of receipt of written notice from Investor of such breach and which would reasonably be expected to materially adversely affect Investor or cause a Material Adverse Effect; or

          (viii) any breach of this Agreement by the Company which is neither cured nor desisted within 30 days of receipt of written notice from Investor of such breach and which would reasonably be expected to materially adversely affect Investor or cause a Material Adverse Effect.

Any event set forth in Section 4.1(a) shall be an "Early Standstill Termination Event."

          Section 4.2 Restrictions During Standstill Period

          (a) During the Standstill Period, the Advancing Party, the Buyer, and Investor will not, and will cause each of their Controlled Affiliates not to, directly or indirectly:

          (i) act in concert with any other person or Group by becoming a member of a 13D Group, other than any 13D Group comprised exclusively of Investor and one or more of its Affiliates;

          (ii) purchase or otherwise acquire shares of Company Common Stock (or options, rights or warrants or other commitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of Company Common Stock) as a result of which, after giving effect to such purchase or acquisition, the Advancing Party, the Buyer, and Investor and their Controlled Affiliates will Beneficially Own in the aggregate more than 49.9% of the outstanding shares of Company Common Stock on an Adjusted Fully Diluted basis;

          (iii) solicit, encourage or propose to effect or negotiate any Covered Transaction;

          (iv) solicit, initiate, encourage or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way encourage or participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the stockholders of the Company); request, or take action to obtain or retain, any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in or encourage the making of, or solicit stockholders of the Company for the approval of, one or more stockholder proposals; provided, however, that Investor shall not be prohibited from communicating with a security holder who is engaged in any "solicitation" of "proxies" or who is a "participant" in any "election contest";

          (v) seek representation on the Board or a change in the composition or size of the Board other than as permitted by
     Article 2;

          (vi) request the Company or any of its directors, officers, employees or agents to amend or waive any provisions of this
     Section 4.2 or seek to challenge the legality or effect thereof;
     or

          (vii) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

          Section 4.3 Restrictions on Transfer. Until the earlier of
(i) a Termination Event or (ii) two years after the Stockholder Approval Date, the Advancing Party, the Buyer, and Investor will not, and will cause each of their Controlled Affiliates not to, directly or indirectly, sell, transfer or otherwise dispose of (collectively, "Transfer") any shares of Company Common Stock. Thereafter, and during the remaining term, if any, of the Standstill Period, the Advancing Party, the Buyer and Investor will not, and will cause each of their Controlled Affiliates not to, directly or indirectly, Transfer any shares of Company Common Stock except for: (a) Transfers made in compliance with the requirements of Rule 144 of the 1933 Act, (b) Transfers pursuant to negotiated transactions with third parties provided that any such Transfer is not made to any public or private company the principal business of which is, or that derives more than $15 million of annual revenue from (in either case as of the date of such Transfer), the ownership, management, operation and development of assisted living facilities in the United States, unless 75% of the Directors of the Company (other than Investor Nominees) have consented to such Transfer and provided further that the transferee acknowledges that it is subject to the provisions of Article 5 of this Agreement,
(c) Transfers pursuant to or in accordance with the Registration Rights Agreement in a bona fide public offering, (d) Transfers to one or more Controlled Affiliates of Investor who agree to be bound by the terms and conditions of this Agreement, who make the representations set forth in Sections 4.8, 4.10 and 4.11 of the Stock Purchase Agreement and who satisfy the ownership criteria in the definition of "Investor", and (e) Transfers to a bona fide financial institution for the purpose of securing bona fide indebtedness of any Investor. After the expiration of the Standstill Period, there shall be no restrictions on the ability of the Advancing Party, the Buyer, Investor and their Controlled Affiliates to Transfer any shares of Company Common Stock.

          Section 4.4 Notice to Company. During the period specified in Section 4.3, if any party wishes to sell pursuant to subsection 4.3(a), (b) or (c) any shares of Company Common Stock, such party shall give the Company 15 days' prior written notice of such proposed sale, setting forth the number of shares of Company Common Stock that such party proposes to sell, the expected timing of the proposed sale, and the expected selling price of such sale, in order to enable the Company to make an offer to purchase such shares. During the period described in the preceding sentence, such party shall also notify the Company if such party reaches a formal board-level decision to sell shares of Company Common Stock representing more than 2% of the then outstanding shares of Company Common Stock.

          Section 4.5 Compliance with Insider Trading Policy. For as long as the Advancing Party, the Buyer or Investor Beneficially Owns any shares of Company Common Stock, such parties will, and will use their commercially reasonable efforts to cause their directors, officers, employees, agents, and representatives to, comply with any written policy of the Company reasonably designed to prevent violations of insider trading and similar laws.

          Section 4.6 Investment Company Matters. From and after the Stockholder Approval Date, if any, until a Termination Event, if any, Investor shall use its reasonable best efforts to not be or become an "investment company" or any entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

          Section 4.7 Waiver of Restrictions and Limits. Provided that Stockholder Approval is obtained, the Company shall take all actions, including by providing any necessary conditional exemptions from or amendments to any agreement or instrument which governs ownership of shares of Company Stock by any person, necessary to permit Investor to Beneficially Own up to and including 49.9% of the outstanding shares of Company Common Stock on an Adjusted Fully Diluted basis. If any third party shall be given the right to Beneficially Own more than 49.9% of the outstanding shares of Company Common Stock on an Adjusted Fully Diluted basis, the Company shall take all actions (including by providing the foregoing exemptions and amendments) to waive any and all restrictions or limits on Investor. Notwithstanding the foregoing but subject to the provisions of Section 5.1, Investor or the Company may at any time acquire Beneficial Ownership of the securities of such other party or its Affiliates to the extent permitted by applicable law and the provisions of the organizational documents of such party or its Affiliates, as applicable, and other agreements from time to time governing the ownership of such securities.


                               ARTICLE 5

                         Additional Covenants

          Section 5.1 Restrictions on Investments. From the date of this Agreement until the occurrence of a Termination Event, the Advancing Party, the Buyer, Investor and their Controlled Affiliates shall not, directly or indirectly, own any equity interest (other than a de minimis amount) in any public or private company the principal business of which is the ownership, management, operation and development of assisted living facilities in the United States, unless 75% of the Directors of the Company (other than the Investor Nominees) have consented to such ownership.

          Section 5.2 Additional Transfer Restrictions. In the event that Stockholder Approval is not obtained on or prior to December 31, 1997, the Advancing Party, the Buyer, Investor and their Controlled Affiliates shall have the right to Transfer the shares purchased from the Company at the Initial Closing, provided, that until December 31, 2000 any such Transfer shall be made in a manner permitted by clause
(a) through (e) of the second sentence of Section 4.3.


                               ARTICLE 6

                             Miscellaneous

          Section 6.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

          Section 6.2 Governing Law. THIS AGREEMENT SHALL BE GOV-
ERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          Section 6.3 Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties and other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

          Section 6.4 Expenses. Except as set forth in the Stock Purchase Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company including, without limitation, those specified in Section 9.3(a) of the Stock Purchase Agreement.

          Section 6.5 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notice to the Company shall be addressed to:

              ARV Assisted Living, Inc.
              245 Fischer Avenue, D-1
              Costa Mesa, CA 92626
              Attention:  Gary L. Davidson and Sheila Muldoon
              Telecopy:  (714) 759-9283

     with a copy to:

              Latham & Watkins
              650 Town Center Drive
              20th Floor
              Costa Mesa, CA 92626
              Attention: William J. Cernius
              Telecopy: (714) 755-8290

or at such other address and to the attention of such other person as the Company may designate by written notice to Investor. Notices to the Advancing Party, the Buyer or Investor shall be addressed to:

              Lazard Freres Real Estate Investors L.L.C.
              30 Rockefeller Plaza, 63rd Floor
              New York, NY 10020
              Attention:  Robert P. Freeman,
                          Murry N. Gunty and
                          Klaus Kretschmann
              Telecopy:  (212) 838-3239


         with a copy to:

              Cravath, Swaine & Moore
              Worldwide Plaza
              825 Eighth Avenue
              New York, NY 10019
              Attention:  Kevin J. Grehan, Esq.
              Telecopy:  (212) 474-3700

          Section 6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, in the case of the Advancing Party, any successor to the principal business of the Advancing Party). No party shall be permitted to assign any of its rights hereunder to any third party, except that the Buyer, the Advancing Party and any Investor shall be permitted to assign its rights hereunder to the same extent as the Buyer or the Advancing Party is permitted to assign its rights under the Stock Purchase Agreement, provided that such person agrees to be bound by this Agreement.

          Section 6.7 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein means Sections or Articles of this Agreement unless otherwise stated.

          Section 6.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          Section 6.9 Interpretation; Absence of Presumption.

          (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires,
(ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions and (vi) terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 6.10 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          Section 6.11 Further Assurances. The Company and Investor agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and interests hereof.

          Section 6.12 Specific Performance. The Company and Investor each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          Section 6.13 Investor Breach. In the event Investor shall have breached (i) its obligation to effect a purchase of Company Common Stock pursuant to the Stock Purchase Agreement which breach is neither cured nor desired from within 30 days of receipt of written notice of such breach, or (ii) any of its obligations under this Agreement which breach is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to materially adversely affect the Company, the Company shall no longer be required to perform any of its obligations hereunder.

          Section 6.14 Confidentiality. The Advancing Party, the Buyer and Investor agree that all information provided to any of them or any of their representatives pursuant to this Agreement shall be kept confidential, and such parties shall not (x) disclose such information to any persons other than the directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates of such parties who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information or (y) use such information in a manner which would be detrimental to the Company; provided, however, the foregoing obligation of such parties shall not (a) relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by such parties or by persons to whom such parties have made such information available; (ii) is or becomes available to such parties on a non- confidential basis from a third party that is not, to such parties' knowledge, bound by any other confidentiality agreement with the Company, or (b) prohibit disclosure of any information if required by law, rule, regulation, court order or other legal or governmental process.

          Section 6.15 Public Announcements. Subject to each party's disclosure obligations imposed by law and any stock exchange or similar rules and the confidentiality provisions contained herein and in Section 5.4(b) of the Stock Purchase Agreement, all news releases and other public information disclosures with respect to this Agreement, the Stock Purchase Agreement and the Transaction Documents and any of the transactions contemplated hereby or thereby will require the mutual approval of Buyer and the Company before such release or disclosure is made. If a party is required by law or any stock exchange or similar rule to issue a news release or other public announcement, it shall advise the other party in advance thereof and use reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.


                         LAZARD FRERES REAL ESTATE INVESTORS
                         L.L.C.,

                              by /s/ Robert P. Freeman
                                 ------------------------------------
                                 Name:  Robert P. Freeman
                                 Title: President


                         PROMETHEUS ASSISTED LIVING LLC,

                             by LAZARD FRERES REAL ESTATE
                                INVESTORS L.L.C.,

                                by /s/ Robert P. Freeman
                                   ----------------------------------
                                   Name:  Robert P. Freeman
                                   Title: President



                         ARV ASSISTED LIVING, INC.,

                             by /s/ Gary L. Davidson
                                -------------------------------------
                                Name:  Gary L. Davidson
                                Title: Chairman
                                         & Chief Executive Officer